Exhibit (h)(4)(iii)

January 31, 2016

Natixis Funds Trust I

Natixis Funds Trust II

Natixis Funds Trust IV

Loomis Sayles Funds II

399 Boylston Street

Boston, MA 02116

Re: Reimbursement of Class N Transfer Agency Fees

Ladies and Gentlemen:

NGAM Advisors, L.P. notifies you that it will reimburse any and all transfer agency expenses for Class N shares for the following Funds during the periods indicated below:

Fund Name	Period Covered
Loomis Sayles Growth Fund	February 1, 2016 – January 31, 2017
Loomis Sayles Emerging Markets Opportunities Fund	April 1, 2016 – March 31, 2017
AEW Real Estate Fund	May 1, 2016 – April 30, 2017
Loomis Sayles Multi-Asset Income Fund (formerly Natixis Diversified Income Fund)	August 31, 2015 – April 30, 2017

During the periods covered by this agreement, the expense reimbursement arrangement set forth above for each of the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trust affected

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating each Fund’s net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

NGAM ADVISORS, L.P.

By:	NGAM Distribution Corporation, its general partner

By:	/s/ Coleen Downs Dinneen
Coleen Downs Dinneen
Executive Vice President, General Counsel, Secretary and Clerk